Rule 424(b)(3)
                                            File Nos. 333-66467 and 333-66467-01


PRICING SUPPLEMENT NO. 5 DATED January 8, 1999
(To Prospectus Dated November 10, 1998, as Supplemented November 10, 1998)

                     COUNTRYWIDE HOME LOANS, INC.
                      MEDIUM-TERM NOTES, SERIES H

                     UNCONDITIONALLY GUARANTEED BY
                  COUNTRYWIDE CREDIT INDUSTRIES, INC.
                           FIXED RATE NOTES
                           ----------------


Trade Date:             January 8, 1999      Book Entry: |X|
Issue Price:            100%                 Certificated: |_|
Original Issue Date:    January 13, 1999     Principal Amount:    $  50,000,000
Stated Maturity Date:   January 13, 2000     Net Proceeds:        $  49,975,000
Interest Rate:          5.25%                Specified Currency:   U.S. Dollars

Exchange Rate Agent:    N/A

Agent:                  Chase Securities Inc.

Minimum Denomination:   $100,000
Interest Payment Dates: All interest is payable at the stated maturity date.
Record Dates:           N/A

Redemption:                                 Repayment:

Check box opposite applicable paragraph:    Check box opposite applicable
                                              paragraph:
|X| The Notes cannot be redeemed prior to   |X| The Notes cannot be repaid prior
  maturity.                                   to maturity.
| | The Notes may be redeemed prior to      |_| The Notes may be repaid prior to
  maturity.                                   maturity.
Initial Redemption Date:                    Optional Repayment Dates:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction,
  if any:

Additional/Other Terms: N/A

                            --------------

     The Notes to which this Pricing Supplement relates will be unsecured and unsubordinated indebtedness of CHL and will rank equally with CHL's other unsecured and unsubordinated indebtedness. As of August 31, 1998, the Guarantor did not have any secured indebtedness outstanding and CHL had $77,323,000 aggregate principal amount of secured indebtedness outstanding.
As of that date, CHL had $7,704,397,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with CHL's other unsecured and unsubordinated indebtedness and will rank equally with the Notes to which this Pricing Supplement relates.

                                            Rule 424(b)(3)
                                            File Nos. 333-66467 and 333-66467-01

PRICING SUPPLEMENT NO. 6 DATED January 7, 1999
(To Prospectus Dated November 10, 1998, as Supplemented November 10, 1998)

                        COUNTRYWIDE HOME LOANS, INC.
                        MEDIUM-TERM NOTES, SERIES H

                       UNCONDITIONALLY GUARANTEED BY
                    COUNTRYWIDE CREDIT INDUSTRIES, INC.
                            FLOATING RATE NOTES
                            -------------------

Trade Date:    January 7, 1999            Book Entry:    |X|
Issue Price:   100%                       Certificated:  |_|
Original Issue Date:   January 13, 1999   Principal Amount:    $ 20,000,000
Stated Maturity Date:  January 13, 2000   Net Proceeds:        $ 19,990,000
                                          Specified Currency:  U.S. Dollars

Base    |_| Commercial Paper Rate  |X| LIBOR                 |_| Certificate of
Rate(s):                               Telerate Page 3750          Deposit Rate
        |_| Treasury Rate          |_| Federal Funds Rate    |_| Prime Rate
        |_| CMT Rate               |_| Eleventh District     |_| Other
                                         Cost of Funds Rate

Exchange Rate Agent:    N/A

Minimum Denomination:  $100,000               Maximum Interest Rate:        N/A
Initial Interest Rate: 5.14516%               Minimum Interest Rate:        N/A
Interest Determination Dates: Two Business    Interest Factor Convention:   N/A
                              Days prior to   Index Maturity:      Three months
                              each Interest   Spread (plus or
                              Payment Date      minus):  Plus 10 basis points
Interest Reset Dates:  Same as Interest       Spread Multiplier:            N/A
                       Payment Dates          Fixed Rate Commencement
Interest Payment Dates: January 13, April       Date:                       N/A
                        13, July 13 and       Fixed Interest Rate:          N/A
                        October 13, 1999,
                        commencing April
                        13, 1999
Agent:   Countrywide Securities Corporation
Calculation Agent:      The Bank of New York

Redemption:                                  Repayment:

 Check box opposite applicable paragraph:    Check box opposite applicable
                                               paragraph:
 |X| The Notes cannot be redeemed prior to   |X| The Notes cannot be repaid
       maturity.                                   prior to maturity.
 |_| The Notes may be redeemed prior to      |_| The Notes may be repaid prior
       maturity.                                   to maturity.
 Initial Redemption Date:                    Optional Repayment Dates:
 Initial Redemption Percentage:
 Annual Redemption Percentage Reduction, if any:

Additional/Other Terms:       N/A

                         -------------------

     The Notes to which this Pricing Supplement relates will be unsecured and unsubordinated indebtedness of CHL and will rank equally with CHL's other unsecured and unsubordinated indebtedness. As of August 31, 1998, the Guarantor did not have any secured indebtedness outstanding and CHL had $77,323,000 aggregate principal amount of secured indebtedness outstanding. As of that date, CHL had $7,704,397,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with CHL's other unsecured and unsubordinated indebtedness and will rank equally with the Notes to which this Pricing Supplement relates.